Exhibit 10.44

THIRD AMENDMENT TO LOAN AGREEMENT

THIS THIRD AMENDMENT TO LOAN AGREEMENT (this “Third Amendment” or this “Amendment”) is entered into as of February 18, 2009 (the “Execution Date”), to be effective as of February 1, 2009, by and between AMERICAN BUSINESS LENDING, INC., a Texas corporation (“Borrower”), and WELLS FARGO FOOTHILL, LLC, a Delaware limited liability company (“Lender”), with reference to the following facts, which shall be construed as part of this Third Amendment:

RECITALS

A.            Borrower and Lender have entered into that certain Loan Agreement dated as of December 15, 2006, as amended by that certain First Amendment to Loan Agreement dated as of February 27, 2007, and that certain Second Amendment to Loan Agreement dated as of July 30, 2007, to be effective as of June 30, 2007 (as amended or modified from time to time, the “Loan Agreement”), pursuant to which Lender is providing financial accommodations to or for the benefit of Borrower upon the terms and conditions contained therein.  Unless otherwise defined herein, capitalized terms or matters of construction defined or established in the Loan Agreement shall be applied herein as defined or established therein.

B.            Borrower has requested that Lender agree to certain amendments to the Loan Agreement, and Lender is willing to do so to the extent provided in, and subject to the terms and conditions of, this Third Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the continued performance by Borrower of its promises and obligations under the Loan Agreement and the other Loan Documents, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower and Lender hereby agree as follows:

1.             Ratification and Incorporation of Loan Agreement and Other Loan Documents.  Except as expressly modified under this Third Amendment, (a) Borrower hereby acknowledges, confirms, and ratifies all of the terms and conditions set forth in, and all of its obligations under, the Loan Agreement and the other Loan Documents, and (b) all of terms and conditions set forth in the Loan Agreement and the other Loan Documents are incorporated herein by this reference as if set forth in full herein.

2.             Amendments to the Loan Agreement.  The Loan Agreement is hereby amended as follows:

2.1           Addition of New Defined Terms.  Section 1.1 of the Loan Agreement is amended by adding thereto in appropriate alphabetical order the following new defined terms:

a.            “Base Rate Margin” means two and five-eighths percent (2.625%) per annum.

b.            “Borrower Originated Cash Flow Loan or Partially Secured Loan” shall mean a Borrower Originated Loan that was funded under Borrower’s underwriting standards, but that does not qualify as a Borrower Originated Mixed Collateral Loan or a Borrower Originated Real Estate Loan.

c.            “Borrower Originated Mixed Collateral Loan” shall mean a Borrower Originated Loan that was funded under Borrower’s underwriting standards based upon being secured by equipment or other tangible personal property having an appraised value, or a combination of such equipment or other tangible personal property and commercial real estate.

d.            “Borrower Originated Real Estate Loan” shall mean a Borrower Originated Loan that was funded under Borrower’s underwriting standards based upon being secured by commercial real estate.

e.            “Third Amendment” shall mean the Third Amendment to Loan Agreement dated as of February 18, 2009, and effective as of February 1, 2009, between Borrower and Lender.

2.2            Deletion of Certain Existing Defined Terms and Exhibit Relating to LIBOR Option.  (i) Section 1.1 of the Loan Agreement is amended by deleting the existing definitions of the terms “Funding Losses,” “LIBOR Deadline,” “LIBOR Notice,” and “LIBOR Option,”, and (ii) Exhibit F to the Loan Agreement is deleted.

2.3            Amendment to Definition of Base LIBOR Rate.  Section 1.1 of the Loan Agreement is amended by deleting the existing definition of the term “Base LIBOR Rate” and replacing it with the following amended and restated version thereof:

“Base LIBOR Rate” means the rate per annum, determined by Lender in accordance with its customary procedures, and utilizing such electronic or other quotation sources as it considers appropriate (rounded upwards, if necessary, to the next 1/100%), to be the rate at which Dollar deposits (for delivery on the first day of the requested Interest Period) in the amount of $1,000,000 are offered to major banks in the London interbank market, on or about 1:00 p.m. (Dallas time) two (2) Business Days prior to the commencement of such Interest Period, for a term of three (3) months, which determination shall be conclusive in the absence of manifest error.

2.4            Amendment to Definition of Base Rate.  Section 1.1 of the Loan Agreement is amended by deleting the existing definition of the term “Base Rate” and replacing it with the following amended and restated version thereof:

“Base Rate” means the higher of (i) the per annum rate which Wells Fargo publicly announces from time to time to be its prime lending rate, as in effect from time to time, or (ii) the Base LIBOR Rate in effect from time to time.  Wells Fargo’s prime lending rate is a reference rate and does not necessarily represent the lowest or best rate charged to customers.  Wells Fargo may make commercial loans or other loans at rates of interest at, above or below Wells Fargo’s prime lending rate.  Each change in Wells Fargo’s prime lending rate shall be effective from and including the date such change is publicly announced as being effective.

2.5            Amendment to Definition of Borrower Originated Loans Borrowing Base.  Section 1.1 of the Loan Agreement is amended by deleting the existing definition of the term “Borrower Originated Loans Borrowing Base” and replacing it with the following amended and restated version thereof:

“Borrower Originated Loans Borrowing Base” shall mean the amount by which (A) the sum of (1) up to one hundred percent (100%) of the Net Eligible SBA Guaranteed Notes Receivable that are Borrower Originated Loans, plus (2) up to eighty percent (80%) of the Net Eligible Non-Guaranteed Notes Receivable that are Borrower Originated Real Estate Loans, plus (3) up to seventy percent (70%) of the Net Eligible Non-Guaranteed Notes Receivable that are Borrower Originated Mixed Collateral Loans, exceeds (B) the sum of (1) the Bank Products Reserves with respect to Borrower Originated Loans, plus (2) the aggregate amount, if any, of Note Sale Reserves then established and outstanding with respect to Borrower Originated Loans, plus (3) the aggregate amount of any other reserves established by Lender pursuant to Section 2.1(c) with respect to Borrower Originated Loans.

2.6            Amendment to Definition of Maximum Credit Line.  Section 1.1 of the Loan Agreement is amended by deleting the existing version of the defined term “Maximum Credit Line” contained therein and replacing it with the following amended and restated version thereof:

“Maximum Credit Line” shall mean $25,000,000, or such higher amount as Lender may agree to in its sole discretion.

2.7            Amendment to Definition of Termination Date.  Section 1.1 of the Loan Agreement is amended by deleting the existing version of the defined term “Termination Date” contained therein and replacing it with the following amended and restated version thereof:

“Termination Date” shall mean the earliest of: (a) January 31, 2010 (unless a later date is agreed to in writing by Borrower and Lender); (b) the date that Borrower elects to terminate this Agreement and repays the Obligations in full in accordance with the terms of Section 2.6; and (c) the date Lender elects to terminate Borrower’s right to receive Revolving Loans in accordance with Section 7.2.

2.8            Amendment to Interest Rate.  Section 2.3(b) of the Loan Agreement is amended by deleting the existing version thereof and replacing it with the following amended and restated version thereof:

(b)          Interest shall accrue on the Revolving Loans at a rate equal to (i) in the case of a LIBOR Rate Loan, at a per annum rate equal to the greater of (A) the LIBOR Rate for the applicable Interest Period plus the LIBOR Rate Margin, or (B) three and five-eighths percent (3.625%) per annum; (ii) in the case of a Base Rate Loan, at a floating per annum rate equal to the greater of (A) the Base Rate plus the Base Rate Margin, or (B) seven and one-half percent (7.50%) per annum; and (iii) otherwise, at a floating per annum rate equal to the greater of (A) the Base

Rate plus the Base Rate Margin, or (B) seven and one-half percent (7.50%) per annum.

2.9            Amendment to Unused Credit Line Fee.  Section 2.5(b) of the Loan Agreement is amended by adding the following additional text at the end of the existing text thereof:

Without limiting the generality of the foregoing, upon the effectiveness of the Third Amendment the Maximum Credit Line was reduced to $25,000,000 as of February 1, 2009, and the fee payable pursuant to this Section 2.5(b) for periods starting on or after February 1, 2009 shall be calculated using $25,000,000 as the amount of the Maximum Credit Line unless and until the Maximum Credit Line is further modified.

2.10          Amendment to Eliminate Elective Nature of LIBOR Rate Pricing.  Section 2.20 of the Loan Agreement is amended by changing the title of that section from “LIBOR Option” to “LIBOR Pricing” and deleting the existing versions of Sections 2.20(a), (b) and (c) and replacing them with the following amended and restated versions thereof:

(a)           Interest and Interest Payment Dates.  Except as otherwise provided in Section 2.20(d)(ii), interest on all of the Revolving Loans shall be charged at a rate of interest based upon the LIBOR Rate.  Interest on LIBOR Rate Loans shall be payable on the earliest of (i) the first calendar day after the last day of the Interest Period applicable thereto, (ii) the occurrence of an Event of Default in consequence of which Lender has elected to accelerate the maturity of all or any portion of the Obligations, or (iii) termination of this Agreement pursuant to the terms hereof.

(b)          [Intentionally Omitted].

(c)           [Intentionally Omitted].

2.11          Amendment to Special Provisions Applicable to LIBOR Rate.  Section 2.20(d)(ii) of the Loan Agreement is amended by deleting the existing version thereof and replacing it with the following amended and restated version thereof:

(ii)           In the event that any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation of application thereof, shall at any time after the date hereof, in the reasonable opinion of Lender, make it unlawful or impractical for Lender to fund or maintain LIBOR Rate Loans or to continue such funding or maintaining, or to determine or charge interest rates based upon the LIBOR Rate, Lender shall give notice of such changed circumstances to Borrower and (A) in the case of any LIBOR Rate Loans that are outstanding, the date specified in Lender’s notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Loans, and interest upon the LIBOR Rate Loans thereafter shall accrue interest at the rate then applicable to Base Rate Loans, and (B) all Revolving Loans shall funded and maintained as Base Rate Loans until Lender determines that it would no longer be unlawful or impractical to fund or maintain LIBOR Rate Loans or to determine or charge interest rates based upon the LIBOR Rate.

2.12          Amendment to Minimum Tangible Net Worth Covenant.  Section 5.11(a) of the Loan Agreement is amended by deleting the existing version thereof and replacing it with the following amended and restated version thereof:

(a)           Minimum Tangible Net Worth.  As of the end of each fiscal quarter shown below, maintain, on a consolidated basis with Borrower’s Subsidiaries, and after taking into account any dividends paid or accrued, Tangible Net Worth of not less than $5,500,000 plus 100% of the sum of the positive amounts, if any (but not any negative amounts), of Borrower’s net income for each of the Fiscal Quarters ending on or after March 31, 2009 through the date of measurement the corresponding amount shown for such fiscal quarter.

2.13          Amendment to Criteria for Net Eligible Non-Guaranteed Notes Receivable.  Schedule 1.1(a) of the Loan Agreement is amended by deleting the existing version of paragraph J thereof and replacing it with the following amended and restated version thereof:

J.             If the Non-Guaranteed Note Receivable is a Borrower Originated Loan, then such Non-Guaranteed Note Receivable (i) is not a Borrower Originated Cash Flow Loan or Partially Secured Loan and (ii) does not cause the portion of Net Eligible Non-Guaranteed Notes Receivable that are Borrower Originated Mixed Collateral Loans to exceed twenty percent (20%) of the total Net Eligible Non-Guaranteed Notes Receivable that are Borrower Originated Loans; provided, that in any case covered by (ii) above, such Non-Guaranteed Note Receivable will be ineligible only to the extent of such excess;

3.             Conditions Precedent.  Notwithstanding any other provision of this Third Amendment, this Third Amendment shall be of no force or effect, and Lender shall not have any obligations hereunder, until the following conditions have been satisfied:

3.1            Third Amendment and other Documents in Connection therewith.  Lender shall have received the following, each in form and substance satisfactory to Lender:

a.            this Third Amendment, duly executed by Borrower and Lender;

b.            an Amended and Restated General Continuing Limited Guaranty  executed by FirstCity Financial in favor of Lender (the “Amended FCF Guaranty”), amending and restating the General Continuing Limited Guaranty dated as of February 27, 2007 executed by FirstCity Financial in favor of Lender with respect to certain of the Obligations (the “Original FCF Guaranty”), which Amended FCF Guaranty amends the “Guaranteed Obligations” and “Indebtedness” thereunder to include all Obligations of Borrower to Lender under the Loan Agreement and other Loan Documents, subject only to the “Guaranty Limitation” under the Original FCF Guaranty;

c.            Certificate of the Secretary or an Assistant Secretary of FirstCity Financial, with respect to the authority of FirstCity Financial to execute, deliver and perform the Amended FCF Guaranty, and the authority and incumbency of the officer executing the Amended FCF Guaranty on behalf of FirstCity Financial; and

 d.           written consent by SBA to this Third Amendment and the transactions contemplated hereby.

3.2            No Default or Event of Default.  No Default or Event of Default shall have occurred and be continuing.

4.             Representations and Warranties re Loan Agreement.  Borrower hereby represents and warrants that the representations and warranties contained in the Loan Agreement were true and correct in all material respects when made and, except to the extent that (a) a particular representation or warranty by its terms expressly applies only to an earlier date, or (b) Borrower has previously advised Lender in writing as contemplated under the Loan Agreement, are true and correct in all material respects as of the date hereof.  Borrower hereby further represents and warrants that no event has occurred and is continuing, or would result from the transactions contemplated under this Third Amendment, that constitutes or would constitute a Default or an Event of Default.

5.             Borrower’s Waiver of Claims Arising Prior to Execution Date of Amendment.  In consideration of Lender entering into this Third Amendment, Borrower, on behalf of itself, its Subsidiaries and its other Affiliates, hereby waives, releases, remises and forever discharges Lender and each other Indemnified Person from any and all claims, suits, actions, investigations, proceedings or demands, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law of any kind or character, known or unknown (collectively, the “Claims”), which Borrower ever had, now has or might hereafter have against Lender or any other Indemnified Person based on any acts or omissions of Lender or any other Indemnified Person on or prior to the Execution Date.  Borrower hereby waives and relinquishes for itself, its Subsidiaries and its other Affiliates all of the rights and benefits each such Person has, or may have, with respect to the Claims released under Section 1542 of the California Civil Code or any other similar statute.  Section 1542 of the California Civil Code states as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Borrower has been advised by counsel with respect to the release contained in this Section 5.

6.             Miscellaneous.

6.1          Headings.  The various headings of this Third Amendment are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Third Amendment or any provisions hereof.

6.2          Counterparts.  This Third Amendment may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.  Delivery of an executed counterpart of a signature page to this Third Amendment by facsimile transmission shall be effective as delivery of a manually executed counterpart thereof.

6.3            Interpretation.  No provision of this Third Amendment shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party’s having or being deemed to have structured, drafted or dictated such provision.

6.4            Complete Agreement.  This Third Amendment constitutes the complete agreement between the parties with respect to the subject matter hereof, and supersedes any prior written or oral agreements, writings, communications or understandings of the parties with respect thereto.

6.5            Governing Law.  This Third Amendment shall be governed by, and construed and enforced in accordance with, the laws of the State of New York applicable to contracts made and performed in such state, without regard to the principles thereof regarding conflict of laws.

6.6            Effect.  Upon the effectiveness of this Third Amendment, each reference in the Loan Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import shall mean and be a reference to the Loan Agreement as amended hereby and each reference in the other Loan Documents to the Loan Agreement, “thereunder,” “thereof,” or words of like import shall mean and be a reference to the Loan Agreement as amended hereby.

6.7            Conflict of Terms.  In the event of any inconsistency between the provisions of this Third Amendment and any provision of the Loan Agreement, the terms and provisions of this Third Amendment shall govern and control.

6.8            No Novation or Waiver.  Except as specifically set forth in this Third Amendment, the execution, delivery and effectiveness of this Third Amendment shall not (a) limit, impair, constitute a waiver by, or otherwise affect any right, power or remedy of, Lender under the Loan Agreement or any other Loan Document, (b) constitute a waiver of any provision in the Loan Agreement or in any of the other Loan Documents or of any Default or Event of Default that may have occurred and be continuing, or (c) alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Loan Agreement or in any of the other Loan Documents, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have executed this Third Amendment to Loan Agreement as of the day and year first above written.

AMERICAN BUSINESS LENDING, INC., a Texas corporation

By:
Charles P. Bell, Jr.
Chief Executive Officer

WELLS FARGO FOOTHILL, LLC,
a Delaware limited liability company

By:
Laurel Varney
Vice President